Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Menzo D. Case

President and Chief Executive Officer

Generations Bancorp NY, Inc.

Tel. (315) 568-5855

Generations Bancorp NY, Inc. Provides Additional Information With Respect to the Exchange of Shares of Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York; January 14, 2021: Generations Bancorp NY, Inc. (“Generations Bancorp”) (Nasdaq: GBNY), the new stock holding company of Generations Bank (the “Bank”), provided additional information today with respect to the exchange of shares of the common stock of Seneca-Cayuga Bancorp, Inc. (“SCAY”), the Bank’s former holding company.

Generations Bancorp’s common stock began trading on the Nasdaq Capital Market under the trading symbol “GBNY” on January 13, 2021.

As previously disclosed, upon the consummation of the mutual to stock conversion of The Seneca Falls Savings Bank, MHC, which took place after the close of business on January 12, 2021, by operation of law, all shares of common stock of SCAY were converted into shares of Generations Bancorp pursuant to the previously disclosed exchange ratio of 0.9980 shares of Generations Bancorp common stock for each share of SCAY common stock.

As previously disclosed, in order to effectuate the exchange of shares of SCAY common stock for shares of Generations Bancorp common stock, all former shareholders of SCAY common stock, including brokers and dealers who held shares of SCAY common stock in record name, must submit their shares of SCAY common stock to effectuate the exchange of their shares of SCAY common stock for shares of Generations Bancorp common stock.

Generations Bancorp’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), has mailed letter of transmittal with instructions for the exchange of SCAY shares of common stock for Generations Bancorp common stock, to all holders of record of former SCAY shares. Shareholders of the former SCAY common stock, including brokers and dealers, should contact Computershare at (800) 546-5141 to effectuate the exchange of the former SCAY shares for shares of Generations Bancorp.